As filed with the Securities and Exchange Commission on April 23, 2009
Registration No. 333-122789

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Celanese Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
98-0420726
(I.R.S. Employer Identification No.)
1601 West LBJ Freeway
Dallas, TX 75234-6034
(Address of Principal Executive Offices)
Celanese Corporation 2004 Stock Incentive Plan
(Full title of the plans)
Gjon N. Nivica, Jr.
Senior Vice President, General Counsel and Corporate Secretary
1601 West LBJ Freeway
Dallas, TX 75234-6034
(Name and address of agent for service)
(972) 443-4000
(Telephone number, including area code, of agent for service)
Copies to:
Barbara L. Becker, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
(212) 351-4000
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Amendment”) is filed by Celanese Corporation, a Delaware corporation (the “Registrant”), and relates to the Form S-8 registration statement (File No. 333-122789) filed with the Securities and Exchange Commission on February 14, 2005 (the “Registration Statement”) for the Celanese Corporation 2004 Stock Incentive Plan (the “Prior Plan”). In accordance with the undertakings contained in the Registration Statement, the Company is filing this Amendment to deregister 194,376 shares of Series A common stock, par value $0.0001 per share (the “Common Stock”) previously registered under the Registration Statement that remained available for grant under the Prior Plan as of March 6, 2009. The 194,376 shares deregistered by this Amendment are concurrently being registered on a registration statement on Form S-8 for the Celanese Corporation 2009 Global Incentive Plan, which became effective on March 6, 2009 and was approved by the Company’s shareholders (the “New Plan”).
As of March 6, 2009, 8,622,472 shares of Common Stock remained subject to outstanding awards previously granted under the Prior Plan. The Registration Statement will remain in effect to cover the potential exercise of such outstanding awards granted under the Prior Plan. In the event any of these 8,622,472 shares are not issued in connection with the Prior Plan, such as when a currently outstanding award granted under the Prior Plan is cancelled without being exercised, such shares will be available for issuance in connection with the New Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 23rd day of April, 2009.

CELANESE CORPORATION (Registrant)
By:	/s/ David N. Weidman
David N. Weidman
Chairman of the Board of Directors and Chief Executive Officer (Principal executive officer)

     We, the undersigned officers and directors of Celanese Corporation, do hereby constitute and appoint David N. Weidman and Steven M. Sterin, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this post-effective amendment and the registration statement to which it relates, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this post-effective amendment has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ David N. Weidman David N. Weidman	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 23, 2009

/s/ Steven M. Sterin Steven M. Sterin	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 23, 2009

/s/ Christopher W. Jensen Christopher W. Jensen	Vice President and Corporate Controller (Principal Accounting Officer)	April 23, 2009

/s/ James E. Barlett James E. Barlett	Director	April 23, 2009

/s/ David F. Hoffmeister David F. Hoffmeister	Director	April 23, 2009

/s/ Martin G. McGuinn Martin G. McGuinn	Director	April 23, 2009

/s/ Paul H. O’Neill Paul H. O’Neill	Director	April 23, 2009

/s/ Mark C. Rohr Mark C. Rohr	Director	April 23, 2009

/s/ Daniel S. Sanders Daniel S. Sanders	Director	April 23, 2009

Name	Title	Date

/s/ Farah M. Walters Farah M. Walters	Director	April 23, 2009

/s/ John K. Wulff John K. Wulff	Director	April 23, 2009